LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the "Agreement") is made as of October 16, 2015 (the “Effective Date”), by and between St. Paul Fire and Marine Insurance Company, a Connecticut corporation ("Landlord"), and Telenav, Inc., a Delaware corporation ("Tenant"), with reference to the following facts.

RECITALS

A.    Landlord and Tenant are parties to that certain Office Lease dated June 28, 2011 (the "Lease"), pursuant to which Landlord leased those certain premises (the "Premises") to Tenant consisting of approximately One Hundred Seventy Five Thousand and Nine (175,009) rentable square feet of that certain improved real property located at 920 DeGuigne Drive (“920”), 930 DeGuigne Drive (“930”) and 950 DeGuigne Drive (“950”), Sunnyvale, California. The Premises are more particularly described in the Lease.

B.    In order to resolve existing disputes under the Lease, Landlord and Tenant have agreed to an early termination of the Lease prior to the expiration of the original term of the Lease (the "Original Expiration Date") in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Recitals. Landlord and Tenant hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2.     Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Lease.

3.    Lease Termination. Landlord and Tenant hereby agree to terminate the Lease with respect to the Premises as follows:

A.    The Lease shall terminate and expire with respect to the Demo Area (as defined in Section 7.A below) on the Demo Area Termination Date (as defined in Section 7.A below);

B.    The Lease shall terminate and expire as of 12:01 a.m. PST on March 31, 2016 with respect to 920 and 950 (the "920 & 950 Termination Date"); and

C.    The Lease shall terminate and expire as of 12:01 a.m. PST on June 30, 2016 with respect to 930 (the "930 Termination Date" and together with the Demo Area Termination Date and the 920 & 950 Termination Date, individually a “Termination Date” and collectively the “Termination Dates”).

Tenant shall vacate and surrender possession of (x) the Demo Area on or before Demo Area Termination Date, (y) 920 and 950 on or before the 920 & 950 Termination Date, and (z) 930 on or before the 930 Termination Date, in each case, in the condition required by the Lease and this Agreement. From and after the date on which (i) the Lease is terminated in accordance with the provisions of this Agreement with respect to all of the Premises, and (ii) Tenant actually and completely vacates and surrenders all of the Premises to Landlord in accordance with the terms of the Lease and this Agreement, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Tenant under the Lease and this Agreement which expressly survive and continue after the termination or expiration of the Lease. Tenant and Landlord hereby acknowledge and agree that certain obligations of Tenant survive the termination or expiration of the Lease, and the parties further agree that it is the intention of Tenant and Landlord that this Agreement not affect such ongoing obligations of Tenant.

4.    Termination of Credits, Options and Rights of First Refusal. Tenant hereby agrees that as of the Effective Date of this Agreement any and all (i) options of any nature or kind granted to Tenant under the Lease, including without limitation, options to extend the term of the Lease, (ii) rights of first refusal and/or first offer granted to Tenant under the Lease, and (iii) amounts or credits which may be owed by Landlord or may become due and owing in the future by Landlord pursuant to the Lease shall be of no further force or effect and Landlord shall have no obligation or liability therefor.

5.    Security Deposit. Landlord and Tenant hereby acknowledge and agree that Landlord now holds the sum of Three Hundred Six Thousand Two Hundred Sixty Five and 75/100 Dollars ($306,265.75) as a security deposit under the Lease. Any balance of the Security Deposit remaining following the date that Tenant vacates and surrenders the entire Premises in accordance with the Lease and this Agreement, and otherwise complies with the terms and conditions of the Lease and this Agreement, shall be returned to Tenant in accordance with Article 22 of the Lease.

6.    Subtenant. Landlord and Tenant acknowledge and agree that the Sublease dated as of October 16, 2012 (the “Sublease”) between Tenant and VSS Monitoring, a Delaware corporation (“Subtenant”) automatically terminates and expires on the 930 Termination Date pursuant to the terms and conditions of the Sublease. Notwithstanding the foregoing acknowledgment by Landlord, Landlord is not a party to the Sublease and makes no representations, warranties or covenants with respect to the Sublease or the status of the Sublease. Tenant represents that that Fleetcor Technologies Operating Company, LLC (“Fleetcor”) occupies all or a portion of 920 pursuant to a sublease entered into by Tenant and Fleetcor without Landlord’s knowledge, authorization or approval as required by the Lease, which unauthorized sublease resulted in the Lease disputes referred to in Recital B above (the “Alleged Lease Default”). Tenant shall, at its sole cost and expense, (i) cause Subtenant to vacate and surrender 930 in the condition required by the Lease, the Sublease and this Agreement on or before the 930 Termination Date, and (ii) cause Fleetcor and any other occupant of 920 and/or 950 to vacate and surrender 920 and 950 in the condition required by the Lease, the Sublease and this Agreement on or before the 920 & 950 Termination Date.

7.    Landlord’s Renovations.

A.    Lease Termination with respect to Demo Area. Landlord has the right to terminate the Lease with respect to the portion of 950 consisting of approximately 11,020 rentable square feet as shown on Exhibit A attached hereto (the “Demo Area”) upon thirty (30) days prior written notice to Tenant (the “Demo Area Termination Notice”). Tenant shall vacate and surrender the Demo Area in the condition required by the Lease and this Agreement on or before the date that is thirty (30) days after Landlord’s delivery of the Demo Area Termination Notice. The date that Tenant has vacated and surrendered the Demo Area in the required condition is the “Demo Area Termination Date”. If Tenant fails to vacate and surrender the Demo Area on or before the date that is thirty (30) days following Landlord’s delivery of a Demo Area Termination Notice, the provisions of Section 12 below regarding Tenant’s holdover shall apply. Effective from and after the Demo Area Termination Date (i) the Lease shall terminate with respect to the Demo Area, (ii) the Demo Area shall be excluded from the definition of the Premises, (iii) Tenant shall have no further right of access to the Demo Area, and (iv) the monthly Rent payable by Tenant under the Lease shall be reduced by a percentage, the numerator of which is the rentable square footage of the Demo Area and denominator of which is 175,009. Following the Demo Area Termination Date until the 920 & 950 Termination Date, Tenant may, upon at least 48 hours prior written notice to Landlord, request limited access through the Demo Area to access and use the elevator and Landlord may consider such request on a case-by-case basis; provided, Landlord may withhold or condition its consent to any such request by Tenant to access the Demo Area in Landlord’s sole and exclusive discretion, and from and after the Demo Area Termination Date, Tenant shall have no right to use or access the Demo Area for any purpose.

B.    950 Renovations. Landlord intends to renovate and upgrade 950, including, without limitation (i) the demolition, renovation and upgrade of the Demo Area, (ii) reconfiguration and relocation of the entrance to 950, and (iii) renovation and upgrades to the entry facades and glazing systems of 950, including but not limited to, the Building envelope, roof, glass systems, elevator cabs, and Building Systems (collectively, the “950 Renovations”). In connection with the 950 Renovations, Landlord’s contractors, engineers and consultants shall have access the electrical panels and other portions of the Building Systems of 950, including without limitation, the Building Systems located on the second floor of 950. Landlord and its contractors, architects, engineers and other consultants shall have (x) reasonable access to the interior portions of 950, (y) access to all Building Systems of 950, and (z) access to all exterior portions of the 950 Building for the purpose of planning and performing all construction and other work necessary to construct and complete the 950 Renovations, and from and after the Demo Area Termination Date, Landlord and its contractors, architects, engineers and other consultants shall have exclusive access to the Demo Area.

C.    Landlord’s Exterior Areas Renovation. Landlord intents to upgrade and renovate all Exterior Areas (the “Exterior Areas Renovation” and together with the 950 Renovations, collectively, “Landlord’s Renovations”). Landlord may commence and perform the Exterior Areas Renovation at any time without notice to Tenant. During the performance of the Exterior Area Renovation, Landlord may close and prevent access to the Exterior Areas and impose such reasonable rules and restrictions regarding the use of the Exterior Areas as necessary to accommodate the Exterior Areas Renovation; provided, Landlord shall provide Tenant with reasonable access to the Premises and reasonable parking during the performance of the Exterior Areas Renovation. Tenant shall not be entitled to any abatement of Rent due to the Exterior Areas Renovation.

D.    Effect of Landlord’s Renovations. Tenant shall not interfere with the performance or progress of Landlord’s Renovations. Tenant acknowledges that the performance of Landlord’s Renovations will result in increased noise, dust and other disruptions within the Premises, and further agrees that the performance of Landlord’s Renovations will not constitute an actual or constructive eviction of Tenant or entitle Tenant abatement of Rent, other than the abatement of Rent for the Demo Area from and after the Demo Area Termination Date as provided in Section 7.A above. Tenant hereby waives any Claim for damages or for any injury or inconvenience to or interference with Tenant's business, or any other loss occasioned by Landlord’s Renovations except for any Claim arising out of the gross negligence or willful misconduct of Landlord or its authorized representatives. Landlord and its contractors, architects, engineers and other consultants shall employ reasonable measures to minimize the impact of Landlord’s Renovations on Tenant’s use of the Premises.

8.    Right of Entry. Landlord has the right to enter any portion of the Premises at any time to show the same to prospective tenants, purchasers and/or their agents. Landlord will endeavor to give Tenant two (2) hours advance notice of any such entry; provided, Tenant acknowledges that such advance notice may not always be possible. Tenant shall not interfere with Landlord or its agents during any such entry.

9.    Continued Performance by Tenant. From the date of this Agreement through (a) the Demo Area Termination Date with respect to the Demo Area, (b) the 920 & 950 Termination Date with respect to 920 and 950, and (c) the 930 Termination Date with respect to 930, Tenant shall fully and faithfully perform all obligations required to be performed by Tenant under the Lease, as and when the Lease requires such obligations to be performed and there shall not occur any default or breach of the Lease by Tenant, beyond any applicable cure periods, if any, set forth therein, from the date hereof through the applicable Termination Date.

10.    Abandoned Personal Property. In addition to any rights Landlord may have under the Lease or this Agreement, Tenant hereby expressly agrees that Landlord, at its sole option, may deem any Tenant-owned alterations and utility installations, or any furniture, fixtures, shelving, cabinets, tables, equipment, lighting, and other fixtures or personal property in, on or attached to the Premises and remaining in or on any portion of the Premises after the applicable Termination Date (the "Abandoned Property"), whether or not belonging to Tenant, to be abandoned, and Landlord may dispose of the Abandoned Property as it in its sole discretion deems appropriate. Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property. Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1993, et seq., as the same may be amended from time to time, and any related and successor statutes thereto.

11.    Tenant's Representations and Warranties. Tenant hereby represents and warrants to Landlord the following, each of which shall survive the termination of the Lease, the vacation and surrender of the Premises, the surrender of the Lease and Tenant's leasehold estate, and any termination of this Agreement:

A.    With the exception of the Sublease and the unauthorized sublease to Fleetcor, Tenant has not made any assignment, transfer, conveyance or other disposition of any portion of the Lease, Tenant's leasehold estate, the Premises, any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant's leasehold estate, or the Premises.

B.    The person or entity executing this Agreement on behalf of Tenant has the full right, power and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

C.    Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement.

D.    This Agreement is legal, valid and binding upon Tenant and Landlord, and this Agreement is enforceable in accordance with its terms.

E.    Tenant has not done any of the following: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing to its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally. In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Agreement and ending on the date which is ninety-one (91) days after the latest Termination Date.

F.    There are no uncured defaults on the part of Landlord and Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord.

12.    Holdover. Notwithstanding anything to the contrary in the Lease, including without limitation, Article 16 of the Lease, if Tenant fails to vacate and surrender possession of any portion of the Premises in the condition required by the Lease and this Agreement on or before the Termination Date applicable to such portion of the Premises, Tenant shall be in default of the Lease and this Agreement, and in addition to all other remedies available to Landlord, including the right to immediate possession, Base Rent for the entire Premises shall be payable at a monthly rate equal to two hundred percent (200%) of the greater of (i) the Base Rent applicable immediately prior to such Termination Date or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in the Lease and this Agreement upon the applicable Termination Date. The provisions of this Section 12 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

13.    Indemnification. Tenant shall protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and Landlord's partners, lenders, officers, affiliates, employees, agents, representatives, and each of their respective heirs, representatives, successors and assigns (collectively, the "Landlord Indemnitees") harmless from and against any and all asserted, threatened or actual claims (including third party claims), judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorneys', experts' and consultants' fees and court costs), of any nature whatsoever (collectively, the "Claims"), directly or indirectly relating to or arising from (a) Tenant's use of the Premises, including, but not limited to, Tenant's active or passive negligence in connection with its use of the Premises, (b) the Premises and all areas adjacent thereto, to the extent of any conditions, acts, omissions, events or occurrences during the term of the Lease until such time that all of the Premises have been vacated and surrendered to Landlord in the condition required by the Lease and this Agreement, (c) the Lease, (d) any brokerage commission, finder's fees or other amount due or payable in connection with this Agreement or termination of the Lease, (e) the Sublease and Subtenant, including without limitation the termination of the Sublease, (f) any unauthorized sublease or other occupancy of the Premises by any person or entity other than Tenant, and (g) the failure of Tenant, Subtenant, or any other occupant of the Premises to vacate and surrender possession any portion of the Premises in the condition required by the Lease and this Agreement on or before the Termination Date applicable to such portion, including but not limited to, any Claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. This indemnity shall survive the termination of the Lease hereunder and shall continue in effect for as long as the Landlord Indemnitees may be subject to any of the Claims described above.

14.    Releases. From and after the Effective Date, Tenant agrees that the Landlord Indemnitees shall be and are released and discharged from any and all of the Claims relating to or arising from (a) Tenant's use of the Premises, (b) the Premises and all areas adjacent thereto, (c) Landlord's ownership, use or operation of the Premises during the Term as same relates to Tenant, (d) Landlord’s Renovations, (e) the Sublease and any other occupancy agreements related to any portion of the Premises, (f) the Lease and (g) the Alleged Lease Default (the “Landlord Release”); provided, the Landlord Release and Released Claims shall not include any Claims arising out of Landlord’s gross negligence or willful misconduct. From and after the last Termination Date and the timely vacation and surrender of the entire Premises by Tenant, Subtenant and any other occupant in the condition required pursuant to the Lease and this Agreement, and subject to Tenant’s compliance and performance pursuant to the terms and conditions of the Lease and this Agreement, Landlord agrees that Tenant and Tenant’s partners, affiliates, subsidiaries, officers, affiliates, employees, agents, representatives, and each of their respective heirs, representatives, successors and assigns (collectively, the "Tenant Indemnitees") shall be released and discharged from any and all Claims relating to or arising from the Alleged Lease Default (the “Tenant Release”). The Claims released and discharged in accordance with this Section 14 above are collectively, the “Released Claims.”

Tenant, effective from and after the Effective Date, and Landlord, effective as of the effective date of the Tenant Release, each waive and agree not to commence any action, cause of action or suits in law or equity, of whatever kind or nature, including but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Section 9601 et seq., as amended and California Health and Safety Code Sections 25300 et seq., as amended, directly or indirectly, against the Landlord Indemnitees and Tenant Indemnitees, as applicable, in connection with the Released Claims described in this Section 14 above and each expressly waives the provisions of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

and all similar provisions or rules of law. The parties elect to and do assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by such party. The aforementioned release shall not include any Claims arising out of the entry into or performance of this Agreement.

/s/ MWS                /s/ RWI
Tenant Initials                Landlord Initials

15.    General Provisions.

A.    Time is of the essence in the performance of the parties' respective obligations set forth in this Agreement.

B.    The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

C.    Tenant may not assign its rights, obligations and interest in this Agreement to any other person or entity, without Landlord's prior written consent thereto, which consent may be withheld or given in Landlord's sole and absolute discretion. Any attempted assignment in violation of the foregoing shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

D.    If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

E.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

F.    This Agreement expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may be set forth herein. Any and all future modifications of this Agreement will be effective only if they are in writing and signed by the parties hereto. The terms and conditions of any and all future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

G.    In the event any dispute between the parties arising under the Lease or this Agreement results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing in such litigation or other proceeding for all reasonable costs and expenses, including without limitation, reasonable attorneys' and experts' fees and costs incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. Any judgment or order entered in such litigation or other proceeding shall contain a specific provision providing for the recovery of attorney's fees and costs incurred in enforcing such judgment.

H.    This Agreement may be executed by fax or PDF copy and/or in one or more counterparts. All executed counterparts, whether in fax or PDF copy and/or counterpart, shall have the full force and effect of an original, and all of which when executed shall constitute one and the same agreement.

I.    Redress for any claims against Landlord under this Agreement shall only be made against Landlord to the extent set forth in the Lease. The obligations of Landlord under this Agreement shall not be personally binding on, nor shall any resort be had to the private properties or assets of any of the Indemnitees, or any of Landlord's members, partners, trustees, board of directors, officers or any beneficiaries, stockholders, employees or agents of Landlord or its property manager.

J.    Tenant’s breach or default under this Agreement shall (i) constitute an automatic Default under the Lease, (ii) automatically terminate any right, title or interest of Tenant, Subtenant and any other occupant of the Premises in, to and under the Lease and the Premises, including without limitation, any right of possession to any portion of the Premises, if any; and (iii) entitle Landlord to exercise all available rights and remedies for Tenant’s Default, including without limitation, the right to immediately evict Tenant, Subtenant and any other occupant, in addition to the other remedies set forth in Article 19 of the Lease and pursuant to California law.

16.    3-Day Notices. Effective as of the date this Agreement is fully executed and delivered by Landlord and Tenant, Landlord rescinds the 3-Day notices dated September 21, 2015 and October 6, 2015 and agrees not to commence any unlawful detainer proceedings in the future as based upon the Alleged Lease Default so long as Tenant fully complies with the terms of this Agreement (including but not limited to the existing Complaint for Unlawful Detainer filed on October 13, 2016, which Landlord agrees to dismiss without prejudice).

///SIGNATURES ON NEXT PAGE///

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above in this Agreement.

TENANT:

TELENAV, INC., a Delaware corporation

By:    /s/ Michael Strambi
Name:    Michael Strambi
Title:    Chief Financial Officer

Date:    October 16, 2015_______________

LANDLORD:

ST. PAUL FIRE AND MARINE INSURANCE COMPANY, a Connecticut corporation

By:     /s/ R. William Inserra___________
R. William Inserra
Vice President, Asset Management

Date:    October 19, 2015______________

EXHIBIT A
DEMO AREA

VACATED
SPACE
11,020 S.F.
OPEN OFFICE 120
CONF. 113
CONF. 112
CONF. 111
OFFICE 126
OFFICE 127
OFFICE 125
CONF. 129
OFFICE 124
CONF. 106
BOARD RM. 105
COPY COFFEE 107
MEN 109
WOMEN 110
EQUIP. 104
ELEV. 103
VESTIBULE 108
STAIR #1
LOBBY 100
CLOSET 102A
CLOSET 102B
NOC 156
OFFICE 101
OPEN OFFICE 155
STAIR #2
STORAGE 132
VENDING 154B
SECURITY RM 133
BREAK RM. 154A
OPEN OFFICE 134
CONF. 157
COPY MAIL 135
STOR. 136
JAN. 138
MEN 137
WOMEN 139
SHOWER 140
SHOWER 141
CONF. 143
CONF. 144
OPEN OFFICE 142
F.R.S. CLOSET 145
STOR. 147
E.E./MPOE RM. 146
VESTIBULE 148
FITNESS RM. 153
LOBBY 152
STAIR #3
GAMES 151

FIRST FLOOR - OPTION B

TELENAV
950 DEGUIGNE DRIVE, SUNNYVALE
LEASING REVISION
N.T.S.
09.11.15

aai
architecture + interior design
SAN JOSE PLEASANTON
www.aaidesign.com

Q:\4756_Market Ready @ 950 De Guigne\Drawings Current\3740_LEASE REVISION OPT B.dwg, 9/11/2015 12:06:00 PM, Adobe PDF